IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


IN RE UGLY DUCKLING CORPORATION  )
SHAREHOLDERS DERIVATIVE AND      )   Consolidated C.A. No. 18746-NC
CLASS LITIGATION                 )


               NOTICE OF PENDENCY OF CLASS AND DERIVATIVE ACTION,
               TEMPORARY AND PROPOSED CLASS ACTION DETERMINATION,
               PROPOSED SETTLEMENT OF CLASS AND DERIVATIVE ACTION,
                     SETTLEMENT HEARING AND RIGHT TO APPEAR


TO: ALL RECORD HOLDERS AND BENEFICIAL OWNERS OF COMMON STOCK OF UGLY DUCKLING CORPORATION ("UGLY DUCKLING" OR THE "COMPANY") ON OR AFTER NOVEMBER 16, 2001, OR THEIR LEGAL REPRESENTATIVES, HEIRS, PREDECESSORS, SUCCESSORS IN INTEREST, ASSIGNS OR TRANSFEREES, IMMEDIATE OR REMOTE.

     PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. YOUR RIGHTS WILL BE AFFECTED BY THE LEGAL PROCEEDINGS IN THIS LAWSUIT. IF THE COURT APPROVES THE PROPOSED SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE FAIRNESS, REASONABLENESS AND ADEQUACY OF THE PROPOSED SETTLEMENT, OR FROM PURSUING THE SETTLED CLAIMS.

     IF YOU HELD UGLY DUCKLING COMMON STOCK FOR THE BENEFIT OF ANOTHER, PLEASE PROMPTLY TRANSMIT THIS DOCUMENT TO SUCH BENEFICIAL OWNER.


                                PURPOSE OF NOTICE

     The purpose of this Notice is to inform you of the pendency of the above-captioned, consolidated lawsuit (the "Lawsuit"), a proposed settlement (the "Settlement") of the Lawsuit, the Court's certification of the Class (defined below) for purposes of the Settlement, and of your right to participate in a hearing to be held on March ___, 2002, at __:__ __.m., before the Court in the Daniel L. Herrmann Courthouse, 11th and King Streets, Wilmington, Delaware (the "Settlement Hearing"). The purpose of the Settlement Hearing is to determine whether the Court should approve the proposed Settlement as fair, reasonable and adequate and enter a final judgment ending the Lawsuit; to determine whether the Class should be finally certified pursuant to Court of Chancery Rule 23; to determine whether plaintiffs and their counsel have adequately represented the interests of the Class in this Lawsuit; and to consider such other matters as the Court may deem appropriate, including the application by plaintiffs' counsel in this Lawsuit for attorneys' fees and reimbursement of expenses.

     The Court has determined that, for purposes of the Settlement only, the Lawsuit shall be temporarily maintained as a class action under Court of Chancery Rule 23 by plaintiffs as Class representatives, and by plaintiffs' counsel as Class counsel, on behalf of all persons (other than defendants, members of the immediate families of the individual defendants, any entity in which any of the defendants has a direct or indirect controlling interest, and the officers, directors, employees, affiliates, legal representatives, heirs, predecessors, successors and assigns of any excluded person or entity and all other released persons) who owned stock of the Company at any time from November 16, 2001 (the date the Tender Offer (as defined below) was announced) until and including the closing of the Transaction (as defined below), and their successors in interest and transferees, immediate and remote (the "Class").

     This Notice describes the rights you may have under the Settlement and what steps you may take in relation to the Settlement.

     If the Court approves the Settlement, it will enter an Order and Final Judgment dismissing the Lawsuit with prejudice on the merits.

     THE FOLLOWING RECITATION DOES NOT CONSTITUTE THE FINDINGS OF THE COURT OF CHANCERY. IT IS BASED ON THE STATEMENTS OF THE PARTIES AND SHOULD NOT BE UNDERSTOOD AS AN EXPRESSION OF ANY OPINION OF THE COURT AS TO THE MERITS OF ANY OF THE CLAIMS OR DEFENSES RAISED BY ANY OF THE PARTIES.


                            BACKGROUND OF THE LAWSUIT
     On March 20, 2001, a shareholder of Ugly Duckling filed a derivative complaint, on behalf of the Company, in the Delaware Court of Chancery (the "Court") captioned Berger v. Garcia, et. al., C.A. No. 18746-NC (the "Berger Complaint"). The Berger Complaint sought relief against all of the members of the Ugly Duckling board of directors (the "Board"): Ernest C. Garcia, II ("Garcia"), Gregory B. Sullivan ("Sullivan"), John N. MacDonough, Christopher D. Jennings and Frank P. Willey; and Verde Investments, Inc. ("Verde"), a shareholder of Ugly Duckling and alleged alter ego of Garcia. It alleged that the Board, aided and abetted by Verde, breached fiduciary duties owed to Ugly Duckling and its shareholders in connection with certain transactions between the Company, on the one hand, and its Chairman and majority shareholder, Garcia, and various entities controlled by Garcia, on the other hand. The Berger Complaint sought to void the challenged transactions and recover compensatory damages for the Company.

     On or about April 16, 2001, Garcia offered to acquire, through a merger, all outstanding shares of the Company that Garcia did not already own for a price of $7.00 per share, consisting of a cash payment of $2.00 per share and a debenture of the Company with a par value of $5.00 (the "Proposal").

     On April 17, 2001, the Berger Complaint was amended to add a class action claim on behalf of all persons who owned Ugly Duckling common stock and their successors in interest, except the defendants (and individuals and entities affiliated with the defendants). Specifically, this class action claim challenged the Proposal and the Board's reaction to it as a breach of fiduciary duty. It sought to enjoin the Company from proceeding with the Proposal or, in the alternative, sought compensatory damages for the minority shareholders. Contemporaneously, five additional class actions were filed in the Court, each alleging that the Company and its directors breached fiduciary duties in connection with the Proposal.

     On June 5, 2001, the Court signed an order (the "Consolidation Order") consolidating the six actions into a single action with both class and derivative claims. The Consolidation Order appointed the law firms of Abraham & Paskowitz and Wolf Popper LLP as plaintiffs' co-lead counsel for the derivative claims, and the law firms of Milberg Weiss Bershad Hynes & Lerach LLP and Wolf Popper LLP as plaintiffs' co-lead counsel for the class claims (collectively, "Plaintiffs' Co-Lead Counsel").

     Thereafter, defendants provided plaintiffs, subject to a confidentiality agreement and in furtherance of settlement discussions, confidential financial information of Ugly Duckling and a confidential computer program designed to assist in evaluation of the Company's performance. Plaintiffs and their financial advisor reviewed these materials as well as publicly available documents relating to the value of the Company.

     On or about September 24, 2001, Garcia withdrew the Proposal. He cited the terrorist attacks of September 11, 2001, and the resulting economic uncertainty. The Lawsuit remained pending.

     On November 16, 2001, Garcia announced that he intended to initiate a tender offer to purchase the outstanding shares of the Company that he did not already own for $2.51 in cash (the "Tender Offer").

     Promptly thereafter, plaintiffs amended the complaint in the Lawsuit (the "Amended Complaint"). The Amended Complaint realleged the derivative claims asserted in the Berger Complaint. The Amended Complaint updated and replaced the class claims directed at the Proposal with class claims challenging the Tender Offer. Specifically, it alleged that Garcia, as majority shareholder, breached his fiduciary duties to Ugly Duckling's minority shareholders by attempting to eliminate their interests for unfair and inadequate consideration. The Amended Complaint further alleged that the director defendants breached their fiduciary duties by providing substantial assistance in this plan and scheme. Finally, it claimed that defendant Verde aided and abetted this breach of duty. The Amended Complaint sought to enjoin the Tender Offer, void the transactions challenged in the derivative claims and recover compensatory damages on behalf of both the purported class and the Company.

     On November 26, 2001, Garcia mailed his offer to purchase to shareholders. In response to the Tender Offer, the Board created a special transaction committee comprised of four individuals (the "Special Committee"). None of the directors on the Special Committee are employees of Ugly Duckling or any entity controlled by Garcia. Two of these individuals took office after plaintiffs filed the Berger Complaint. The Special Committee retained the firm of U.S. Bancorp Piper Jaffray ("Piper Jaffray") and the law firms of Quarles & Brady Streich Lang and Richards, Layton & Finger to serve as its financial and legal advisors.

     On November 27, 2001, Garcia and his legal advisors met with Plaintiffs' Co-Lead Counsel to discuss resolution of the Lawsuit. The parties bargained at arm's length and, on November 29, 2001, after numerous discussions, reached an agreement in principle to settle the Lawsuit, subject to certain conditions, including, inter alia, an increase in the Tender Offer price to $3.53 per share.

     In accordance with his discussions and agreements with Plaintiffs' Co-Lead Counsel, Garcia approached the Special Committee for their review and to obtain their approval of a definitive, binding agreement that would (1) increase the

Tender Offer price to $3.53 per share and (2) provide for a merger after the Tender Offer, under certain conditions, between the Company and an entity owned by Garcia and Sullivan where the remaining shareholders would receive $3.53 per share. As agreed with plaintiffs' counsel, Garcia offered to undertake the second-step merger only if a majority of the minority shareholders of the Company, in the aggregate, either tender into the amended tender offer or (if the purchasing entity does not own 90% or more of the shares after the amended tender offer) vote in favor of a merger ("Majority of the Minority Condition").

     The Special Committee evaluated Garcia's offer of $3.53 per share, including discussions with Plaintiffs' Co-Lead Counsel and financial advisor, and determined that $3.53 is fair to the minority shareholders of Ugly Duckling from a financial point of view for reasons that were set forth in a Schedule 14d-9.

     On December 9, 2001, the parties signed a Memorandum of Understanding ("MOU") memorializing their agreement in principle to settle the Consolidated Action.

     On December 10, 2001, the Company entered into an Agreement and Plan of Merger with Garcia, Sullivan, UDC Acquisition Corp. ("Acquisition Corp.") and UDC Holdings Corp. ("Merger Agreement"), which required an amendment to the Tender Offer whereby Acquisition Corp. would offer $3.53 per share for all outstanding shares of the Company. The Merger Agreement also provided for a second-step merger (the "Merger" and together with the Amended Tender Offer, the "Transaction") subject to certain conditions including the Majority of the Minority Condition. On December 14, the Tender Offer was amended in accordance with the Merger Agreement and the MOU ("Amended Tender Offer").

                                 THE SETTLEMENT
     Plaintiffs' counsel have negotiated at arm's length with counsel for defendants to settle the Lawsuit on the terms set forth below:

1. The parties agreed that the increase in the consideration offered for Ugly Duckling's publicly-owned shares from $2.51 per share to $3.53 per share, along with the procedural protections contained in the Transaction (including but not limited to the Majority of the Minority Condition), constitute fair, adequate and reasonable consideration for the settlement and release of the Settled Claims (as defined below). The consummation of the Settlement and the Transaction is subject to all the terms and conditions of the Amended Tender Offer and the Merger Agreement and the Settlement is conditioned upon consummation of the Transaction.

2. Garcia acknowledged that the pendency of the Lawsuit, the efforts of Plaintiffs' Co-Lead Counsel and the negotiations with Plaintiffs' Co-Lead Counsel were the principal factors that contributed to his decision to change the structure of the Transaction, including, inter alia:

     a. the increase in the consideration offered to minority shareholders from $2.51 to $3.53 per share (a portion of which, but not all of which, is attributable to plaintiffs' derivative claims);

     b. the procedural protection afforded by the change from a unilateral tender offer to a tender offer followed by second-step merger recommended by an appropriate special committee of the Board; and

     c. the additional procedural protection afforded by the Majority of the Minority Condition.

3. Defendants acknowledged that the pendency of the actions contributed to the decision to expand the size of the Ugly Duckling Board to include two more independent directors.

4. Defendants provided plaintiffs' counsel with an opportunity to review and comment on the drafts of offering documents, proxy documents and public filings prepared in connection with the Transaction to ensure that materially complete and accurate disclosures are made to the Class.

     The obligation of Garcia, Sullivan and Acquisition Corp. to close the Merger is conditioned upon Final Court Approval of the Settlement and the dismissal of the Lawsuit with prejudice. As used herein, "Final Court Approval" of the Settlement means that the Court has entered an order approving the Settlement and that such order is finally affirmed on appeal or is no longer subject to appeal and the time for any petition for reargument, appeal or review, by certiorari or otherwise, has expired.

                           REASONS FOR THE SETTLEMENT
     Plaintiffs, through their counsel, have made a comprehensive investigation of the claims and allegations asserted in the Amended Complaint, as well as the facts and circumstances relevant to the Lawsuit. In connection with their investigation, plaintiffs' counsel have reviewed thousands of documents produced by defendants; conducted factual and legal research concerning the viability of plaintiffs' claims; and taken the depositions of: Peter Gill of Piper Jaffray, the Special Committee's financial advisor; Frank P. Willey, the Chairman of the Special Committee; and Garcia. Plaintiffs have further consulted with their financial advisors concerning the value of Ugly Duckling and the fairness and adequacy of consideration received by public shareholders in the Transaction and conducted legal research regarding the validity of their claims. While plaintiffs believe that the claims asserted in the Lawsuit have merit, they also believe that the Settlement provides a substantial benefit to the Class. In addition to the substantial benefits provided by the Settlement to the Class, plaintiffs and their counsel have considered: (i) the facts developed during confirmatory discovery; (ii) the attendant risks of litigation and the uncertainty of the outcome of the Lawsuit, particularly in view of the facts described above; (iii) the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation; and (iv) the conclusion of plaintiffs and their counsel that, in the circumstances, the terms and conditions of the Settlement are fair, reasonable and adequate and that it is in the best interest of plaintiffs and the members of the Class to settle the Lawsuit. In light of these considerations, plaintiffs, through their counsel, engaged in arm's-length negotiations with counsel for defendants in an attempt to achieve the certainty of a positive outcome of the Lawsuit and have determined that it is in the best interests of the Class to settle the Lawsuit on the terms set forth herein.

     Each defendant vigorously disputes the claims in the Lawsuit and continues to deny having committed or having aided or abetted the commission of any violation of law or breach of duty, including breach of any duty to Ugly
Duckling or Ugly Duckling's shareholders or otherwise having acted in any improper manner. Defendants have agreed to the Settlement and dismissal of the Lawsuit on the merits and with prejudice to (i) avoid further expense; (ii) dispose of potentially burdensome and protracted litigation; (iii) finally put to rest all claims arising out of the transactions challenged in the derivative claims, the Proposal, the Tender Offer, the Amended Tender Offer, the Merger and the Transaction, including the related claims described herein, and (iv) permit Ugly Duckling to pursue its business without collateral involvement in ongoing litigation.

                  APPLICATION FOR ATTORNEYS' FEES AND EXPENSES
     In connection with the presentation of the Settlement for approval by the Court, plaintiffs' counsel will apply to the Court for an award of attorneys' fees and expenses in a total amount of $1,050,000, consisting of up to $1,000,000 in fees and up to $50,000 in expenses. Defendants have agreed that they will not oppose such an application in connection with the Settlement, and the Company or its successor in interest will pay any amounts the Court awards within the parameters described. Payment of any fees and expenses awarded by the Court to Plaintiffs' Co-Lead Counsel will be in addition to the $3.53 per share shareholders will receive in the Transaction and will not reduce the $3.53 per share paid to stockholders. Except as stated above, neither Ugly Duckling nor any of the other defendants have agreed to be liable for any fees or expenses of plaintiffs or any member of the Class, in connection with the Lawsuit.

                           CLASS ACTION DETERMINATION
     The Court has ordered that, for purposes of the Settlement only, the Lawsuit shall be temporarily maintained as a class action by the named plaintiffs as Class representatives and by their respective counsel and Class counsel, pursuant to Chancery Court Rules 23(a), 23(b)(1) and (b)(2), on behalf of the Class.

Inquiries or comments about the Settlement may be directed to the attention of Class counsel as follows:

U. Seth Ottensoser, Esq.
MILBERG WEISS BERSHAD HYNES & LERACH LLP
One Pennsylvania Plaza
New York, NY 10119-0165

Catherine Anderson, Esq.
WOLF POPPER LLP
845 Third Avenue
New York, NY 10022

                               SETTLEMENT HEARING
     A Settlement Hearing has been scheduled before the Court in its courtroom in the Daniel L. Herrmann Courthouse, 11th and King Streets, Wilmington, Delaware 19801, on March ___, 2002, at __:__ __.m., to determine whether: (i) the Settlement is fair, reasonable and adequate and in the best interests of the Class and should be approved by the Court; (ii) an Order and Final Judgment should be entered dismissing the Lawsuit as to all defendants and with prejudice as against the named plaintiffs, all members of the Class, and the Company;
(iii) the Lawsuit should be certified as a class action and whether plaintiffs and their counsel have adequately represented the Class; and (iv) the Court, if it approves the Settlement and enters the Order and Final Judgment, should grant the application of plaintiffs' counsel for attorneys' fees and the reimbursement of expenses in connection with the class and derivative action.

     The Court has reserved the right to adjourn the Settlement Hearing from time to time by oral announcement at such hearing or at any adjournment thereof, without further notice of any kind. The Court has also reserved the right to approve the Settlement with our without modification, to enter an Order and Final Judgment, and to order the payment of attorneys' fees and expenses without further notice of any kind.

                           RIGHT TO APPEAR AND OBJECT
     Any member of the Class who objects to the: (i) Settlement; (ii) class action determination; (iii) the judgment to be entered in the Lawsuit; (iv) the representation of the Class by plaintiffs and their counsel; and/or (v) plaintiffs' counsel's application for fees and reimbursement of costs and expenses in the Lawsuit; or (vi) who otherwise wishes to be heard, may appear in person or by their attorney at the Settlement Hearing and present evidence or argument that may be proper and relevant. To do so, however, you must no later than ten (10) calendar days prior to the Settlement Hearing (unless the Court in its discretion shall thereafter otherwise direct, upon application of such person and for good cause shown), serve by hand or by first class mail (i) a written notice of intention to appear; (ii) a statement of your objections to any matters before the Court; (iii) the grounds thereof or the reasons you want to appear and be heard; as well as all documents or writings you want the Court to consider, upon the following counsel of record:

Norman M. Monhait, Esq.
ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A.
Mellon Bank Center, Suite 1401
919 N. Market Street
P.O. Box 1070
Wilmington, DE 19801
On Behalf of All Plaintiffs

Jessica Zeldin, Esq.
MORRIS, NICHOLS, ARSHT & TUNNELL
1201 N. Market Street
P.O. Box 1347
Wilmington, DE 19899-1347
Attorneys for Defendants Ernest C. Garcia, II,
Verde Investments, Inc. and Gregory B. Sullivan

Srinivas M. Raju, Esq.
RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
P.O. Box 551
Wilmington, DE 19899
Attorney for Defendants John N. MacDonough,
Christopher D. Jennings and Frank P. Willey

Richard I. G. Jones, Jr., Esq.
ASHBY & GEDDES
222 Delaware Avenue
P.O. Box 1150
Wilmington, DE 19899
Attorneys for Defendant Ugly Duckling Corp.

and file said materials, with due proof of service upon said counsel, with the Register in Chancery, 1020 N. King Street, Wilmington, Delaware 19801.

     Any Class member who does not object to the Settlement or the request by plaintiffs' counsel for an award of attorneys' fees or expenses need not do anything.

     Unless the Court otherwise directs, no person will be entitled to object to the approval of the Settlement, the class action determination, the judgments to be entered in the Lawsuit, the adequacy of the representation of the Class by plaintiffs and their counsel or the award of attorneys' fees and expenses to plaintiffs' counsel, or otherwise to be heard, except by serving and filing written objections as described above.

     The Court will consider your papers even if you do not attend the Settlement Hearing. Any person who fails to object by submitting papers in the manner prescribed above will be deemed to have waived such objection and will be forever barred from raising such objection in this or any other Lawsuit or proceeding.

                      ORDER AND FINAL JUDGMENT OF THE COURT
     If the Court determines that the Settlement is fair, reasonable, adequate and in the best interests of the Class, the parties hereto will jointly ask the Court to enter an Order and Final Judgment that will, among other things:

     1. finally certify the Class for purposes of the Settlement pursuant to Court of Chancery Rules 23(a), 23(b)(1) and 23(b)(2);

     2. approve the Settlement and adjudge the terms thereof to be fair, reasonable, adequate and in the best interests of the Class, pursuant to Chancery Court Rules 23(e) and 23.1;

     3. authorize and direct performance of the Settlement in accordance with its terms and conditions; and

     4. compromise, settle, release, and dismiss with prejudice on the merits and release defendants, and each of them, and Released Persons (defined below), from the Settled Claims (defined below).

                                     RELEASE
     The Stipulation provides that, if the Court approves the Settlement, and in consideration of the benefits provided by the Settlement, the Lawsuit will be dismissed on the merits with prejudice as to each defendant, as against the named plaintiffs, as against all other members of the Class and as against the Company. Under the terms of the Settlement, claims of the Class or on behalf of the Company, whether asserted directly, derivatively, representatively or in any other capacity, against any of the defendants and the Company, or any of their past, present or future officers, directors, employees, agents, attorneys, financial or investment advisors, commercial bank lenders, investment bankers, insurance providers, consultants, accountants, representatives, affiliates, associates, parents, subsidiaries, general and limited partners or partnerships, families, heirs, executors, trustees, personal representatives, estates or administrators, successors and assigns (collectively, "Released Persons"), whether known or unknown, whether asserted or not asserted in the Consolidated Action and whether arising under federal, state or any other law (including, without limitation, federal or any state's securities laws), in connection with, that arise out of the subject matter of the Lawsuit or any of the transactions related thereto (including without limitation, the transactions challenged in the derivative claims, the Proposal, the Tender Offer, the Amended Tender Offer, the Merger and the Transaction), the negotiation and consideration of any of the foregoing transactions, all documents filed by the defendants with the Securities and Exchange Commission and the fiduciary or disclosure obligations of any of the defendants (or persons to be released) with respect to any of the foregoing transactions, except claims relating to the right of any member of the proposed Class or any of the defendants to enforce the terms of the Settlement or any statutory appraisal rights arising out of the Merger shall be compromised, settled, released and dismissed with prejudice. The Stipulation expressly releases claims that plaintiffs, on behalf of the Class and the Company, do not know or suspect to exist at the time of the release, which if known, might have affected the decision to enter into the Settlement. Each of the named plaintiffs, each member of the Class and the Company shall be deemed to waive any and all provisions, rights and benefits conferred by any law of the United States or any state or territory of the United States, or principle of common law, which governs or limits a person's release of unknown claims. The plaintiffs, on behalf of the Class and the Company, shall be deemed to relinquish, to the full extent permitted by law, the provisions, rights and benefits of ss. 1542 of the California Civil Code which provides:

     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     In addition, each of the plaintiffs, again on behalf of the Class and the Company, also shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code ss. 1542. Plaintiffs, on behalf of the Class and the Company, acknowledge that members of the Class may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of the Settlement, but that it is their intention, on behalf of the Class and the Company, to fully, finally and forever settle and release any and all claims released hereby known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts. The claims to be dismissed and/or released are referred to as the "Settled Claims."

                      NOTICE TO PERSONS OR ENTITIES HOLDING
                         OWNERSHIP ON BEHALF OF OTHERS
     Brokerage firms, banks and/or other persons or entities who held shares of Ugly Duckling on or after November 16, 2001, for the benefit of others are directed promptly to send this Notice to all of their respective beneficial owners. Ugly Duckling will reimburse the record holders for the cost of forwarding this Notice to the beneficial owners. If additional copies of the Notice are needed for forwarding to such beneficial owners, any requests for such additional copies may be made to Ugly Duckling at the following address:

                               Morrow & Co., Inc.
                                445 Park Avenue
                                   5th Floor
                               New York, NY 10022

     In the alternative, record holders may forward the names and addresses of the Class members to Ugly Duckling at the foregoing address who will cause the Notice to be sent.

                              SCOPE OF THIS NOTICE
     This Notice is not all-inclusive. The references in this Notice to the pleadings in the Lawsuit, the Stipulation and other papers and proceedings are only summaries and do not purport to be comprehensive. For the full details of the Lawsuit, the claims which have been asserted by the parties and the terms and conditions of the Settlement, including a complete copy of the Stipulation, members of the Class are referred to the Court files in the Lawsuit. You or your attorney may examine the Court files during regular business hours of each business day at the office of the


     Register in Chancery, Daniel L. Herrmann Courthouse, 11th and King Streets, Wilmington, Delaware 19801.

BY ORDER OF THE COURT:



Register in Chancery

--------------------------------


Date:  January ___, 2002